NEWS RELEASE

POPE RESOURCES REPORTS FIRST QUARTER 2018 RESULTS

POULSBO, WA, May 7, 2018 /PRNewswire/ - Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $5.7 million, or $1.31 per ownership unit, on consolidated revenue of $25.0 million, and look-through1 revenue of $17.6 million, for Q1 2018. This compares to net income attributable to unitholders of $3.4 million, or $0.77 per ownership unit, on consolidated revenue of $17.3 million, and look-through revenue of $11.4 million, for Q1 2017.

Cash provided by operations during Q1 2018 was $10.7 million on a consolidated basis and $7.1 million on a look-through basis, compared to cash provided by operations of $2.7 million on a consolidated basis and cash used in operations of $26,000 on a look-through basis during Q1 2017.

“The confluence of strong log markets and favorable winter weather in 2018’s first quarter enabled us to push up harvest volumes and realize significant increases in cash flow from operations compared to last year’s first quarter,” said Tom Ringo, President and CEO. “Log prices generally were strongest in early Q1-18. As the favorable markets and weather encouraged broad log production participation, however, realized prices slipped back 5 to 10% later in the quarter, still coming in at levels higher than recent quarters. Other items of note for this quarter include the previously announced January acquisitions by Fund IV of two timberland properties totaling nearly 37,000 acres.  In Q1-18 we began marketing timber deed sales on these two properties with good early success that augurs well for early cash yield on the Partnership’s $17.1 million co-investment in these properties. Finally, our Real Estate activities in Q1-18 were focused on laying the groundwork for sales that are expected to close later in the year.”

In conjunction with this earnings release, we are implementing three new reporting initiatives aimed at giving readers additional insight into understanding the financial benefits of owning Pope Resources units. The new initiatives include presenting our financial results on a “look-through” basis; splitting our former “Fee Timber” segment to create two segments, “Fee Timber - Partnership” and “Fee Timber - Funds”; and measuring the performance of each of our four segments based on adjusted EBITDDA2. Please refer to the “New Reporting Initiatives” section below for further detail on these changes, and to the GAAP reconciliation presented near the end of this release for additional information.

The following tables summarize key income, cash flow, and debt metrics for the quarters ended March 31, 2018, and 2017. Each metric is presented from the perspective of the Partnership on a stand-alone basis, excluding its share of the private equity timber funds, a Consolidated basis in accordance with GAAP, and on a look-through basis. The latter is the sum of the Partnership on a stand-alone basis plus the Partnership’s share of its three private equity timber funds, based on the Partnership’s ownership interest in each fund.

(in millions, except volume and price data)
	Q1 2018			Q1 2017
	Partnership	Consolidated	Look-through	Partnership	Consolidated	Look-through
Volume (MMBF)	18.8	31.9	20.5	14.1	27.6	15.8
Delivered log price ($/MBF)	$779	$758	$775	$615	$596	$611
Revenue	$15.5	$25.0	$17.6	$9.6	$17.3	$11.4
Net income	$5.7	$5.7	$5.7	$1.0	$11.6	$3.4
Cash flow from operations	$6.7	$10.7	$7.1	($0.6)	$2.7	$—
Debt	$88.4	$145.7	$95.5	$76.1	$133.4	$82.7

Fee Timber - Partnership

Fee Timber - Partnership operating income during Q1 2018 was $8.7 million, compared to $4.4 million in Q1 2017. Adjusted EBITDDA for this segment during Q1 2018 was $10.0 million, versus $5.4 million in Q1 2017. Driving both metrics were log prices in Q1 2018 that were 27% higher than Q1 2017, and we responded by increasing Partnership harvest volume by 33% compared to the same quarter of last year, taking advantage of favorable weather conditions and access to low-elevation timberland on the Partnership’s properties.

Fee Timber - Funds

Fee Timber - Funds operating income during Q1 2018 was $1.8 million, compared to $12.2 million in Q1 2017. The Q1 2017 operating income included a $12.5 million gain on the sale of a tree farm by Fund II, without which the segment would have had an operating loss of $312,000. Adjusted EBITDDA for this segment during Q1 2018 was $4.2 million, versus $2.7 million in Q1 2017. The improvement for both measures, when factoring out the gain from the tree farm sale, resulted primarily from log prices in Q1 2018 that were 27% higher than Q1 2017. Harvest volume, including timber deed sales, for the Funds, however, was down 3% due to pulling ahead volume into Q4 2017 that was originally planned for Q1 2018 to take advantage of strong log prices. The Partnership’s share of adjusted EBITDDA for Q1 2018 was $537,000, versus $324,000 during Q1 2017.

Timberland Investment Management (TIM)

During Q1 2018, ORM Timber Fund IV closed on two previously announced transactions totaling nearly 37,000 acres for $113.9 million. Both tree farms closed in January of 2018, resulting in a $17.1 million co-investment by the Partnership due to its 15% ownership in Fund IV. The two investments will generate $775,000 per year of third party asset management fees paid to the Partnership. Fund IV continues to pursue additional opportunities to place the remaining $273 million of committed capital.

TIM generated an operating loss of $947,000 during Q1 2018, compared to an operating loss of $966,000 in Q1 2017. Adjusted EBITDDA during Q1 2018 was negative $52,000 versus negative $225,000 in Q1 2017. The improvement in adjusted EBITDDA is due to increased revenue from asset management and timberland management fees following the Fund IV acquisitions in Q1 2018. Total revenue amounted to $1.0 million during Q1 2018 versus $848,000 in Q1 2017.

Real Estate

In preparation for sales later in the year, the Partnership spent $278,000 in development capital during Q1 2018, primarily on our final remaining residential and commercial lots at Harbor Hill in Gig Harbor, WA. In Port Gamble, the Partnership paid $219,000 in Q1 2018 for previously accrued expenses related to the clean-up of Port Gamble Bay.

Real Estate generated an operating loss of $934,000 during Q1 2018, compared to an operating loss of $1.2 million in Q1 2017. Adjusted EBITDDA for the Real Estate segment was negative $767,000 during Q1 2018, versus negative $1.0 million in Q1 2017. The improvement in both metrics is due primarily to lower professional fees in connection with planning and development for a number of properties, as well as reduced personnel costs resulting from fewer personnel in the Real Estate segment in 2018 as the Harbor Hill project progresses towards completion.

General & Administrative (G&A)

G&A expenses during Q1 2018 totaled $1.6 million, versus $1.7 million during Q1 2017, with the decrease in expenses due primarily due to lower personnel costs, particularly incentive compensation.

Capital Allocation and Liquidity

The Partnership funded $16.2 million of its Fund IV co-investment during Q1 2018. In addition, the Partnership closed on four separate timberland purchases in western Washington totaling 892 acres for $5.4 million. In March, we paid a cash distribution to unitholders of $3.1 million. During the quarter, the Partnership repurchased 4,125 units at an average price of $70.66 per unit, totaling $292,000. As of the end of Q1 2018, we have $903,000 remaining on our current authorization that runs through December 2018. Capital expenditures for the Partnership totaled $1.2 million during Q1 2018.

These capital investments were financed with net borrowings on our revolving facilities of $18.3 million, cash generated by the Partnership from operations, excluding the Funds, of $6.7 million (that is net of Real Estate development capital expenditures and environmental remediation payments totaling $497,000), distributions received by the Partnership from Funds totaling $413,000, and the sale of 365 acres of non-strategic timberland for $214,000.

The Partnership closed the quarter with cash of $2.1 million and debt of $88.4 million. The Funds closed the quarter with cash of $1.5 million and debt of $57.3 million.

Outlook

We expect our total 2018 harvest volume to be approximately 66 MMBF for the Partnership, and approximately 76 MMBF for the Funds, including timber deed sales. The 66 MMBF for the Partnership includes 14 MMBF of volume from timber located on real estate properties and recent small-tract acquisitions that is not factored into our long-term, sustainable harvest plan. On a look-through basis, total 2018 harvest volume including timber deed sales is expected to be 75 MMBF. We will continue to monitor log markets and adjust our harvest levels accordingly as the year progresses.

The Puget Sound housing market remains strong, and we anticipate closing on a commercial parcel from our Harbor Hill project in the second or third quarter and potentially additional residential lots towards the end of 2018, as well as potential sales from other projects in Kitsap County. We expect to close on more conservation-related sales during 2018 as well.

Within the next few days, we will also post an updated investor presentation to the Investor Relations section of our web site at www.poperesources.com. On Friday, June 1, we will conduct our annual Pope Resources investor teleconference. Further details on how to participate in this call will be distributed later this month.

New Reporting Initiatives

Regular readers of our earnings releases may notice some format changes in reporting our results. We believe these changes enhance the ease with which readers can understand the financial and operating health of Pope Resources.

“Look-through” results

GAAP require us to consolidate 100% of our three timber funds into our financial statements, even though we own equity interests of only 20% of Fund II, 5% of Fund III, and 15% of Fund IV. A corollary of this is that 100% of Fund debt is reported on the consolidated balance sheet, even though this Fund debt is secured solely by timberlands owned by the funds with no recourse to the Partnership. We have introduced look-through financial measures as additional information with which readers can obtain a clearer perspective on our performance after giving effect to the Partnership’s controlling, but minority, interests in our private equity timber funds.

In the narrative above, we present elements of our financial results from three perspectives; Partnership, consolidated, and look-through.

–
The “Partnership” perspective presents the Pope Resources’ results on a stand-alone basis, which consists of ownership and operation of the Hood Canal and Columbia tree farms, the management of the Funds (but not ownership interest or operation thereof), and the ownership and operation of our real estate assets.

–
The “Consolidated” perspective presents, as required by GAAP, capturing ownership and operation of everything owned by the Partnership and the Funds. Consolidated results also require the elimination of the fee revenue earned by our Timberland Investment Management segment for managing the Funds, with an offsetting elimination of the expenses incurred in our Fee Timber - Funds segment.

–	Finally, the “Look-through” perspective presents the Partnership on a stand-alone basis plus the Partnership’s minority share of each fund: 20% for Fund II, 5% for Fund III, and 15% for Fund IV.

A reconciliation of look-through results to GAAP is provided in the financial statements that follow. The column labeled NCI (non-controlling interests) represents a proportionate reduction that reflects the results of the 80% of Fund II, 95% of Fund III, and 85% of Fund IV that the Partnership does not own. These results are subtracted from the Consolidated (GAAP) results to arrive at look-through results. We believe that this change in presentation will give readers additional information with which to better understand the economics of owning a unit of Pope Resources.

Change in segment reporting

As a means of presenting our business in a manner that reflects our current operating and management strategy, and to facilitate the look-through concept detailed above, we have segregated our former “Fee Timber” segment into two segments: “Fee Timber - Partnership” includes the operating results of the Partnership’s 100%-owned timberland while “Fee Timber - Funds” includes the operating results of our three private equity timber funds. Historically, we have distinguished between the Partnership and Funds by presenting them as categories within our former “Fee Timber” segment.

Measuring segment results using Adjusted EBITDDA

Beginning with Q1 2018, we have supplemented the metric we use to measure segment performance, operating income, with Adjusted EBITDDA. Adjusted EBITDDA is a non-GAAP measure which is reconciled to GAAP in the tables below. We define Adjusted EBITDDA as earnings before interest, taxes, depletion, depreciation, amortization, gain or loss on timberland sold, and environmental remediation expense. In addition, we reflect Adjusted EBITDDA on an internal reporting basis without eliminating inter-segment activity, which has no net impact on total Adjusted EBITDDA. Accordingly, fees earned from managing the funds are reflected in the Timberland Investment Management segment and this same amount is reflected as expense in the Fee Timber - Funds segment. We believe Adjusted EBITDDA captures the ongoing operations of each of our segments and is a useful metric to assess the segments’ financial performance.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 119,000 acres of timberland and 2,100 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 124,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives, and about management’s plans for future operations and strategies. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. Readers, however, should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations, or that may cause us to deviate from our current plans, include our ability to accurately predict fluctuations in log markets domestically and internationally, and to adjust our harvest volumes in a timely and appropriate manner; political sensitivities and events, including the reactions of foreign governments and international treaty organizations and similar bodies, that may affect the cost of competing products and demand for our products; our ability to anticipate and manage interest rate risk as it affects our borrowing costs; fluctuations in interest rates that affect the U.S. housing market and related demand for our products from that market; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that impacts these obligations; increasing reliance on engineered, recycled, and other alternative products as a competitive factor for our products; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; housing market conditions that affect demand for both our forest products and our real estate offerings; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; conditions affecting credit markets as they affect the availability of capital and costs of borrowing for us, and the related impacts on purchasers of forest products and development properties; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors,” and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Contact

Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com

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1“Look-through” results are explained in the New Reporting Initiatives section of this earnings release.
2Adjusted EBITDDA is explained in the New Reporting Initiatives section of this earnings release.

CONDENSED STATEMENTS OF INCOME (LOSS) (in millions, except per unit amounts)

	Quarter Ended March 31, 2018			Quarter Ended March 31, 2017

	Consolidated	NCI Reclass*	Look - through	Consolidated	NCI Reclass*	Look - through
Revenue	$25.0	($7.4)	$17.6	$17.3	($5.9)	$11.4
Cost of sales	(12.3)	6.2	(6.1)	(11.2)	6.3	(4.9)
Operating expenses	(5.8)	0.7	(5.1)	(6.0)	0.8	(5.2)
Gain (loss) on sale of timberland	—	—	—	12.5	(10.0)	2.5
Operating income	6.9	(0.5)	6.4	12.6	(8.8)	3.8
Net interest expense	(1.1)	0.5	(0.6)	(1.0)	0.5	(0.5)
Income tax expense	(0.1)	—	(0.1)	—	0.1	0.1
Net income	5.7	—	5.7	11.6	(8.2)	3.4
Net (income) loss attributable to noncontrolling interests (NCI)	—	—	—	(8.2)	8.2	—
Net income attributable to unitholders	$5.7	$—	$5.7	$3.4	$—	$3.4

Basic and diluted weighted average units outstanding	4.321			4.325
Basic and diluted earnings per unit	1.31			$0.77

* Reclassifying the noncontrolling interest (NCI) portion of Fund operations to the appropriate income statement lines. Includes the 80% of Fund II, 95% of Fund III, and 85% of Fund IV fees paid by third party investors.

CONDENSED BALANCE SHEETS (in millions)

	March 31, 2018			December 31, 2017

Assets	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Cash & restricted cash	$5.5	($3.2)	$2.3	$5.3	($3.3)	$2.0
Land held for sale	5.4	—	5.4	5.9	—	5.9
Other current assets	6.0	(1.5)	4.5	7.0	(2.2)	4.8
Timber & roads, net	369.4	(264.9)	104.5	267.6	(182.0)	85.6
Timberlands	68.8	(43.8)	25.0	55.1	(32.5)	22.6
Land held for development	19.9	—	19.9	19.1	—	19.1
Buildings & equipment, net	5.5	(0.1)	5.4	5.3	—	5.3
Other assets	8.2	(3.9)	4.3	15.4	(10.8)	4.6
Total assets	$488.7	($317.4)	$171.3	$380.7	($230.8)	$149.9

Liabilities & Equity
Current liabilities (excl. current portion of long-term debt)	$7.8	($2.4)	$5.4	$9.6	($2.6)	$7.0
Total debt (current and long-term)	145.7	(50.2)	95.5	127.5	(50.2)	77.3
Other liabilities	2.9	0.1	3.0	3.0	—	3.0
Total liabilities	156.4	(52.5)	103.9	140.1	(52.8)	87.3

Partners' capital	332.3	(264.9)	67.4	240.6	(178.0)	62.6
Total liabilities & partners' capital	$488.7	($317.4)	$171.3	$380.7	($230.8)	$149.9

CONDENSED RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS (in millions)

	Quarter Ended March 31, 2018			Quarter Ended March 31, 2017

	Consolidated	Less: NCI	Look - through	Consolidated	Less: NCI	Look - through
Net income (loss)	$5.7	$—	$5.7	$11.6	($8.2)	$3.4
Depletion	4.7	(3.1)	1.6	4.9	(3.5)	1.4
Depreciation and amortization	0.1	—	0.1	0.1	—	0.1
Basis of land sold	—	—	—	0.2	—	0.2
Capitalized development activities	(0.3)	—	(0.3)	(1.8)	—	(1.8)
(Gain) loss on sale of timberland	—	—	—	(12.5)	10.0	(2.5)
Equity based compensation	0.5	—	0.5	0.6	—	0.6
Environmental remediation expenditures	(0.2)	—	(0.2)	(3.3)	—	(3.3)
Changes in working capital	0.2	(0.5)	(0.3)	2.9	(1.0)	1.9
Net cash provided by operating activities	$10.7	($3.6)	$7.1	$2.7	($2.7)	$—

SEGMENT ADJUSTED EBITDDA (in millions)

	Fee Timber - Partnership	Fee Timber - Funds	TIM	Real Estate	G&A and Other	Consolidated
Q1 2018
Operating income (loss) - external	$8.7	$1.8	($0.9)	($0.9)	($1.7)	$7.0
Intersegment activity	—	(1.0)	0.9	0.1	—	—
Operating income (loss) - internal	8.7	0.8	—	(0.8)	(1.7)	7.0
Depletion, depreciation, and amortization	1.3	3.4	—	—	—	4.7
Adjusted EBITDDA	10.0	4.2	—	(0.8)	(1.7)	11.7
Less EBITDDA attributable to NCI	—	(3.7)	—	—	—	(3.7)
Look-through adjusted EBITDDA	$10.0	$0.5	$—	($0.8)	($1.7)	$8.0

Q1 2017
Operating income (loss) - external	$4.4	$12.2	($1.0)	($1.2)	($1.7)	$12.7
Intersegment activity	—	(0.9)	0.8	0.1	—	—
Operating income (loss) - internal	4.4	11.3	(0.2)	(1.1)	(1.7)	12.7
Depletion, depreciation, and amortization	1.0	3.9	—	0.1	—	5.0
(Gain) loss on sale of timberland	—	(12.5)	—	—	—	(12.5)
Adjusted EBITDDA	5.4	2.7	(0.2)	(1.0)	(1.7)	5.2
Less EBITDDA attributable to NCI	—	(2.4)	—	—	—	(2.4)
Look-through adjusted EBITDDA	$5.4	$0.3	($0.2)	($1.0)	($1.7)	$2.8

VOLUME DATA - LOOK-THROUGH BASIS

	Quarter ended March 31,
	2018	2017
Volumes by species (million board feet):
Douglas-fir domestic	12.7	7.4
Douglas-fir export	2.0	3.2
Whitewood domestic	1.0	1.0
Whitewood export	0.6	0.6
Cedar	0.4	0.6
Hardwood	0.6	0.3
Pulpwood - all species	3.2	2.7
Total log sale volume	20.5	15.8
Timber deed sale volume	—	—
Total volume	20.5	15.8

PRICE DATA - LOOK-THROUGH BASIS

	Quarter ended March 31,
	2018	2017
Average price realizations by species (per thousand board feet):
Douglas-fir domestic	$849	$647
Douglas-fir export	926	685
Whitewood domestic	630	486
Whitewood export	759	619
Pine	646	673
Cedar	1,451	1,379
Hardwood	709	603
Pulpwood - all species	374	288
Overall log price	775	611